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                      July 22, 2020

       Mala Murthy
       Chief Financial Officer
       Teladoc Health, Inc.
       2 Manhattanville Road
       Suite 203
       Purchase, New York 10577

                                                        Re: Teladoc Health,
Inc.
                                                            Form 8-K for the
Period Ended April 29, 2020
                                                            Filed April 29,
2020
                                                            File No: 1-37477

       Dear Ms. Murthy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences
       cc:                                              Christopher.J.Clark